Exhibit 99.1

EXCO Resources, Inc.
12377 Merit Drive, Suite 1700, Dallas, Texas 75251
(214) 368-2084 FAX (972) 367-3559

EXCO RESOURCES, INC. ANNOUNCES CLOSING OF EAGLE FORD ACQUISITION

DALLAS, TEXAS, July 31, 2013…EXCO Resources, Inc. (NYSE:XCO) (“EXCO”) today announced that it has closed its previously announced acquisition of producing and undeveloped oil and gas assets in the Eagle Ford shale formation (“Eagle Ford”) from subsidiaries of Chesapeake Energy Corporation for total consideration of approximately $685 million in cash, subject to customary post-closing purchase price adjustments. The acquisition had an effective date of April 1, 2013.

EXCO financed the Eagle Ford acquisition under the Company’s recently amended and restated credit agreement which has an initial $1.6 billion borrowing base. The initial borrowing base includes a $1.3 billion revolving facility and a $300 million term loan. The term loan portion of the facility is expected to be replaced with a new term loan containing terms and conditions customary for a transaction of this nature. The credit agreement provides that the initial borrowing base will be reduced by $400 million through the sale of certain selected assets during the next twelve months.

In connection with the closing, EXCO entered into a Participation Agreement with entities advised by or affiliated with Kohlberg Kravis Roberts & Co. L.P. (collectively, “KKR”), including KKR Financial Holdings LLC (NYSE:KFN), and sold an undivided 50% interest in the undeveloped acreage EXCO acquired for approximately $131 million in cash, after preliminary closing adjustments. Proceeds from the sale of properties under the KKR agreement were used to reduce outstanding borrowings under the EXCO Resources Credit Agreement. After giving effect to the acquisition and the KKR payment, the Credit Agreement’s initial borrowing base and the $400 million asset sale requirement were reduced by $131 million and approximately $1.3 billion is currently outstanding.

The Participation Agreement provides that EXCO and KKR will jointly fund future development costs. With respect to each well drilled, EXCO will assign half of its undivided 50% interest in such well to KKR such that KKR will fund and own 75% of each well drilled and EXCO will fund and own 25% of each well drilled. When each quarterly tranche of wells drilled has been on

Exhibit 99.1

production for one year, EXCO has the right to offer to purchase KKR’s 75% working interest at fair market value, subject to specific well criteria and return hurdles. With respect to the first year (first four quarters) of the development program, EXCO would make its first offer for wells that have been online for one year during the fourth quarter of 2014. The parties have agreed on approximately 300 identified locations to be drilled over a five year period.

EXCO Resources, Inc. is an oil and natural gas exploration, exploitation, development and production company headquartered in Dallas, Texas with principal operations in Texas, North Louisiana and Appalachia.

Additional information about EXCO Resources, Inc. may be obtained by contacting EXCO’s Chairman and Chief Executive Officer, Douglas H. Miller, or its President and Chief Operating Officer, Harold L. Hickey, or its Executive Vice President and Chief Financial Officer, Mark F. Mulhern, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at www.excoresources.com. EXCO’s SEC filings and press releases can be found under the Investor Relations tab.

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This release may contain forward-looking statements relating to future financial results, business expectations and business transactions. Business plans may change as circumstances warrant. In addition, the anticipated benefits from the transactions may not be fully realized. Actual results may differ materially from those predicted as a result of factors over which EXCO has no control. Such factors include, but are not limited to: estimates of reserves, commodity price changes, regulatory changes and general economic conditions. These risk factors and additional information are included in EXCO’s reports on file with the Securities and Exchange Commission. EXCO undertakes no obligation to publicly update or revise any forward-looking statements.